UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 3, 2018

Date of Report (Date of earliest event reported)

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33612	20-3289482
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

600 Unicorn Park Drive

Woburn, Massachusetts 01801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 970-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the 2018 Annual Meeting of Stockholders of Monotype Imaging Holdings Inc. (the “Company”), which was held on May 3, 2018 (the “Annual Meeting”), the Company’s stockholders voted on the following matters, which are described in detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 5, 2018: (i) to elect Scott E. Landers, Pamela F. Lenehan and Timothy B. Yeaton as Class III directors of the Company to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal; and (ii) to hold an advisory vote to approve the compensation of the Company’s named executive officers. The result of the voting at the Annual Meeting is as follows:

Proposal 1. Election of Directors

	For	Against	Abstain
Scott E. Landers	33,652,109	722,300	1,523
Pamela F. Lenehan	33,694,686	679,603	1,643
Timothy B. Yeaton	33,669,056	700,632	6,244

Proposal 2. Advisory Vote on Executive Compensation

For	Against	Abstain
32,488,328	1,831,701	55,903

Item 8.01. Other Events.

Also on May 3, 2018, the Company’s Board of Directors authorized the Company to repurchase up to $25 million of outstanding shares of the Company’s common stock. The Company intends to enter into a 10b5-1 plan in order to implement such repurchases and any repurchases must be completed within one year of the implementation of such plan. Purchases may be made, until the end of such period, in the open market, through structured repurchase programs, or in privately negotiated transactions, subject to availability. The share repurchase program does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MONOTYPE IMAGING HOLDINGS INC.

May 4, 2018	By:	/s/ Scott E. Landers
Scott E. Landers
Chief Executive Officer